SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 9, 2006
MRV COMMUNICATIONS, INC.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	06-1340090

(STATE OR OTHER JURISDICTION OF	(I.R.S. EMPLOYER

INCORPORATION OR ORGANIZATION)	IDENTIFICATION NUMBER)

20415 NORDHOFF STREET	91311

CHATSWORTH, CA	(ZIP CODE)

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
ISSUER’S TELEPHONE NUMBER: (818) 773-0900
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.
On January 9, 2006, registrant and Shay Gonen, registrant’s former Chief Financial Officer (see registrant’s Form 8-K filed with the Securities and Exchange Commission on December 8, 2005), entered into a severance agreement (the “Agreement”) relating to the compensation to be paid by registrant to Mr. Gonen in connection with the termination of Mr. Gonen’s employment with registrant. The material terms of the Agreement were approved by registrant’s board of directors upon the recommendation of the compensation committee.
Under the Agreement, on or before February 1, 2006 (the effective termination date of Mr. Gonen’s employment with registrant), registrant agreed to (1) pay Mr. Gonen a separation payment of $10,000 (which includes any bonus otherwise due Mr. Gonen for his services to registrant during 2005); (2) grant Mr. Gonen stock options under registrant’s employee benefit plan to purchase 10,000 shares of registrant’s common stock at the fair market value on the date of grant, exercisable from the date of grant through December 31, 2006; and (3) extend the termination date of all of Mr. Gonen’s employee stock options granted to him prior to, and exercisable at, December 31, 2005 (consisting of options to purchase an aggregate of 198,375 shares of registrant’s common stock at exercise prices ranging from $1.09 to $3.35 per share) to December 31, 2006. Under the Agreement and in consideration of the forgoing, Mr. Gonen agreed to release registrant, its affiliates and each of their present or former officers and directors, members, owners, shareholders, partners, employees, agents, attorneys, accountants and representatives, clients and client affiliated entities and each of their present or former officers and directors, and their respective successors and assigns, from any and all known and unknown claims he had or may have had against any of them, including any and all employment and employment related claims.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: January 12, 2006

MRV COMMUNICATIONS, INC.
By:	/s/ Noam Lotan
Noam Lotan
President and Chief Executive Officer

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